Exhibit 10.25

May 1, 2020

Francesca’s Collections, Inc.

8760 Clay Road, Suite 100

Houston, Texas 77080

Attention: Cindy Thomassee

E-Mail: [*]

Facsimile No: 713-863-0098

Re:	Term Loan Credit Agreement, dated as of August 13, 2019 (as it may be amended or otherwise modified from time to time, the “Credit Agreement”), among Francesca’s Holdings Corporation, a Delaware corporation (“FHC”), the other Loan Parties party thereto, the Lenders party thereto, and Tiger Finance, LLC, a Delaware limited liability company, as administrative agent (the “Administrative Agent”). Unless otherwise defined herein, all terms used herein which are defined in the Credit Agreement shall have the meaning assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

1.             Borrower Request. The Borrowers have advised the Administrative Agent and the Lenders that the opinion to be delivered by Ernst & Young LLP (the “Auditor”) with respect to the audited financial statements of FHC and its consolidated Subsidiaries for the fiscal year ending February 1, 2020 (collectively with the related audit opinion of the Auditor, the “2020 Audited Financial Statements”) will contain a “going concern” opinion or like qualification as a result of FHC and its consolidated subsidiaries’ liquidity position for the next twelve months, which shall cause the Borrowers to fail to comply with Section 5.01(a) of the Credit Agreement (the “Going Concern Default”). The Borrowers have also advised the Administrative Agent that due to conditions relating to the COVID-19 crisis in the United States, the Loan Parties are not paying rent on their leased locations for the months of April, May and June, 2020, which is a failure of the Loan Parties to perform their respective obligations under certain material agreements to which they are a party and a breach of clause (ii) of Section 5.07 of the Credit Agreement (such non-payment of rent, the “Rent Default”, and together with the Going Concern Default, the “Specified Defaults”). The Borrowers have requested that the Administrative Agent enter into this letter agreement (this “Letter Agreement”) to waive any Default or Event of Default pursuant to clause (e) of Article 7 of the Credit Agreement solely as a result of the Specified Defaults.

2.             Limited Waiver. In reliance on the representations by the Loan Parties contained in this Letter Agreement, the Administrative Agent and the Lenders hereby agree to waive any Default or Event of Default pursuant to clause (e) of Article 7 of the Credit Agreement as a result of the Specified Defaults solely to the extent provided herein and so long as each of the following conditions are satisfied (each of the following, a “Specified Condition”, and, collectively, the “Specified Conditions”):

(a)           the Loan Parties deliver a draft of the 2020 Audited Financial Statements to the extent they are able to do so under any agreement between the applicable Loan Parties and the Auditor and the final 2020 Audited Financial Statements to the Administrative Agent and the Lenders, which in each case comply with the applicable provisions of the Credit Agreement other than with respect to the Going Concern Default;

(b)           notwithstanding anything to the contrary set forth in the Credit Agreement and the other Loan Documents, the Borrowers deliver a Borrowing Base Certificate (setting forth the Term Loan Borrowing Base, the Revolving Borrowing Base, Combined Borrowing Base and Combined Borrowing Base Availability) and supporting information, including without limitation, a 13-week cash flow forecast and a report showing Qualified Cash and Liquidity, in each case of the Loan Parties and their Subsidiaries, in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request on or before the third Business Day of each calendar week (commencing with the first such date to occur hereafter), as of the period then ended, and continues to do so until the Borrowers have had three fiscal months during which (1) Liquidity on each day during such period is greater than or equal to $15,000,000 and (2) sales revenue for such period are greater than or equal to 85% of the amount set forth in the Sales Plan for such period;

(c)           each Borrowing Base Certificate delivered by the Borrowers referred to in the preceding paragraph 2(b) shall include the Specified Borrowing Base Reserve (as defined in the Revolver Waiver (as hereinafter defined) until such time as the Specified Borrowing Base Reserve is eliminated or removed by the Revolving Agent; and

(d)           the Borrowers agree to not make any Borrowing Request under and as defined in the Revolver Loan Agreement unless its Qualified Cash after giving effect to such Borrowing Request and the use of proceeds thereof shall be less than $3,000,000 or the Administrative Agent and the Revolver Agent otherwise agree.

It is understood that the Loan Parties’ failure to comply with any of the Specified Conditions set forth in this Section 2 shall constitute an immediate Event of Default under Article 7 of the Credit Agreement.

Notwithstanding anything herein to the contrary, the waiver of the Rent Default is solely as a result of the Loan Parties’ non-payment of rent on the Loan Parties’ leased locations for the months of April, May and June, 2020 and no any other month and such waiver shall not prevent the Administrative Agent or the Lenders from exercising any right or remedy available to it or otherwise taking action under the Loan Documents in the event that the landlord commences an enforcement action (including, without limitation, any lock out or other self-help remedies commenced by a Loan Party’s landlord) against a Loan Party in respect of such liabilities or the Rent Default.

Except as expressly provided herein, nothing contained herein shall be deemed a consent to, or waiver of, any other action or inaction of the Borrowers or any of the other Loan Parties which constitutes (or would constitute) a violation of any provision of the Credit Agreement or any other Loan Document, or which results (or would result) in a Default or Event of Default under the Credit Agreement or any other Loan Document. The Administrative Agent and the Lenders shall have no obligation to grant any future waivers, consents or amendments with respect to the Credit Agreement or any other Loan Document, and the parties hereto agree that the waiver provided herein shall constitute a one-time limited waiver and shall not constitute a course of dealing among the parties or waive, affect or diminish any right of the Administrative Agent and the Lenders to demand strict compliance with the Credit Agreement and the other Loan Documents.

3.             Amendments to the Credit Agreement. To induce the Administrative Agent and Lenders to enter into this Letter Agreement, each of the Loan Parties, the Administrative Agent and the Lenders hereby agrees that the Credit Agreement shall be amended as of the date hereof as follows:

(a)           Section 5.06(a) of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:

(a)           in any calendar year, the Administrative Agent may conduct up to two field examinations at the Borrowers’ expense.

(b)           Section 5.12(a) of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:

(a)           in any calendar year, the Administrative Agent may conduct up to two Inventory appraisals at the Borrowers’ expense.

4.             Representations and Warranties; Ratifications and Affirmations of the Loan Parties. To induce the Administrative Agent and the Lenders to enter into this Letter Agreement, each of the Loan Parties hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a)           After giving effect to this Letter Agreement, each representation and warranty of each of the Loan Parties contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects on and as of the date hereof, except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date hereof, such representations and warranties are true and correct in all material respects as of such specified earlier date, and (ii) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) is true and correct in all respects.

(b)           After giving effect to this Letter Agreement, no Event of Default exists.

(c)           The execution, delivery and performance by each Loan Party of this Letter Agreement: (a) are within such Loan Party’s limited liability company, limited partnership or corporate power, as applicable, (b) have been duly authorized by all necessary limited liability company, limited partnership or corporate action, as applicable, (c) require no action by or in respect of, or filing with, any governmental body, agency or official, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (d) do not violate any Requirement of Law applicable to such Loan Party or any of its Subsidiaries, (e) do not constitute a default under any material agreement binding upon the Loan Parties, except such as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (f) will not result in the creation or imposition of any Lien upon any of the assets of the Loan Parties except for Permitted Encumbrances and Liens created pursuant to the Loan Documents.

(d)           This Letter Agreement constitutes the valid and binding obligation of the Loan Parties enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Each of the Loan Parties hereby expressly (x) ratifies and affirms its obligations under the Credit Agreement and the other Loan Documents to which it is a party and (y) acknowledges the validity, enforceability and binding effect against such Loan Party of the Credit Agreement and each other Loan Document to which such Loan Party is a party, in each case, as amended or otherwise modified hereby

5.             Conditions Precedent. The effectiveness of this Letter Agreement is subject to the Administrative Agent’s receipt of (a) executed counterparts of this Letter Agreement from each Loan Party, (b) an executed copy of a letter agreement in form and substance reasonably satisfactory to the Administrative Agent from the requisite Revolver Agent and Revolver Lenders under the Revolver Loan Agreement waiving the Specified Defaults and any related default or event of default under the Revolver Loan Agreement as a result thereof (the “Revolver Waiver”) and (c) a consent fee of $25,000 paid by the Borrowers for the account of the Administrative Agent.

6.             Miscellaneous. The parties hereto hereby agree that (a) this Letter Agreement may be executed in counterparts, and all parties need not execute the same counterpart; however, no party shall be bound by this Letter Agreement until a counterpart hereof has been executed by each of the Loan Parties, the Administrative Agent and the Lenders; by fax or other electronic transmission (e.g., “.pdf”) shall be effective as originals, (b) THIS LETTER AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES REGARDING THE MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES AND THAT THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES, (c) this Letter Agreement constitutes a “Loan Document” under and as defined in Section 1.01 of the Credit Agreement, and (d) this Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Please evidence your agreement to each of the provisions of this Letter Agreement by executing a counterpart hereof where indicated and returning a fully executed counterpart.

[Signature Pages Follow]

THE BORROWERS:	FRANCESCA’S SERVICES CORPORATION

	By:	/s/ Andrew Clarke
Name: Andrew Clarke
Title: President and Chief Executive Officer

FRANCESCA’S COLLECTIONS, INC.

	By:	/s/ Andrew Clarke
Name: Andrew Clarke
Title: President and Chief Executive Officer

OTHER LOAN PARTIES:	FRANCESCA’S HOLDINGS CORPORATION

	By:	/s/ Andrew Clarke
Name: Andrew Clarke
Title: President and Chief Executive Officer

FRANCESCA’S LLC

	By:	/s/ Andrew Clarke
Name: Andrew Clarke
Title: President and Chief Executive Officer

[Signature Page to Letter Agreement – Francesca’s]

ADMINISTRATIVE AGENT:	tiger finance, llc

	By:	/s/ Robert DeAngelis
Name: Robert DeAngelis
Title: Executive Managing Director

[Signature Page to Letter Agreement – Francesca’s]

LENDER:	tiger finance, llc

	By:	/s/ Robert DeAngelis
Name: Robert DeAngelis
Title: Executive Managing Director

[Signature Page to Letter Agreement – Francesca’s]